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EXHIBIT 11.1


                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                         For the Years Ended
                                                             December 31,
                                                       -------------------------
                                                          1997           1996
                                                       ----------     ----------
Basic EPS Calculation:

     Net income available to common shares             $   19,632     $   82,961

     Average number of shares outstanding                  64,020         61,923

     Basic earnings per share                          $     0.31     $     1.34


Diluted EPS Calculation:

     Net income available to common shares             $   19,632     $   82,961

     Average number of shares outstanding                  64,020         61,923

     Effect of dilutive stock options                       2,223             --
                                                       ----------     ----------

     Total number of shares outstanding                    66,243         61,923

     Diluted earnings per share                        $     0.30     $     1.34

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